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EXHIBIT 5.1

August 27, 2003

Forest Oil Corporation
1600 Broadway, Suite 2200
Denver, Colorado 80202

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

I am Senior Counsel of Forest Oil Corporation, a New York corporation (the "Company"), and have acted in such capacity in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to 125,000 shares of the Company's common stock, par value $.10 per share issuable to Robert S. Boswell under Stock Option Agreements dated March 23, 1999, December 23, 1999 and December 7, 2000, respectively (the "Option Agreements") and 9,188 shares of the Company's common stock, par value $.10 per share issued to Robert S. Boswell under a Restricted Stock Agreement dated March 23, 1999 (the "Restricted Stock Agreement").

In connection with this opinion, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

I am admitted to the bar in the State of Colorado, and I do not express any opinion as to the law of any jurisdiction other than the laws of the State of Colorado and the federal laws of the United States of America. For purposes of this opinion, I have assumed that the corporation law of the State of New York is the same as the corporation law of the State of Colorado. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, I am of the opinion that (a) the shares issuable under the Option Agreements are duly authorized and, upon the issuance and delivery of the shares in the manner contemplated by the Option Agreements, the shares will be validly issued, fully paid and non-assessable, and (b) the shares issued under the Restricted Stock Agreement are duly authorized and are fully paid and non-assessable.

This opinion is given as of the date hereof, and I assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to my attention or any change in law or regulation that may hereafter occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,
/s/ Lizbeth J. Stenmark

Lizbeth J. Stenmark
Senior Counsel

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  EXHIBIT 5.1